Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

September 23, 2009

Stone Tan China Acquisition Corp.

Suite 1A, 11th Floor, Tower 1

China Hong Kong City

33 Canton Road

Kowloon, Hong Kong

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Stone Tan China Acquisition Corp., a Delaware corporation (the “Company”), in connection with the acquisition by the Company, through its wholly-owned subsidiary, Stone Tan China Acquisition (Hong Kong) Company Limited, of controlling interests in up to three separate newly-formed business entities established under the laws of the People’s Republic of China (the “Acquisition”)

In connection with the Acquisition, the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”) 32,970,300 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”).  The Shares being registered may be deemed to be issued in connection with stockholder approval of the Acquisition and the amendment to the Company’s Certificate of Incorporation contemplated in connection with the Acquisition.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that: (i) the Company is validly existing under the laws of the State of Delaware; and (ii) when the Registration Statement relating to the Shares has become effective under the Securities Act, and when issued and sold as described in the Registration Statement, the Shares will be duly authorized, validly issued and fully paid and non-assessable.

This opinion is being rendered solely in connection with the registration of the Shares pursuant to the registration requirements of the Securities Act.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration

Statement.  By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

Very truly yours,

/s/ Loeb & Loeb LLP